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                      January 18, 2024

       Matthew Preston
       Chief Financial Officer
       Intrepid Potash, Inc.
       707 17th Street, Suite 4200
       Denver, CO 80202

                                                        Re: Intrepid Potash,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 7, 2023
                                                            File No. 001-34025

       Dear Matthew Preston:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation